UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2022

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Hidden Ridge
Irving, Texas 75038
(Address of principal executive offices and zip code)
(972) 444-9001
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	PXD	New York Stock Exchange

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 18, 2022, the Board of Directors of Pioneer Natural Resources Company (the "Company") approved the appointment of Christopher L. Washburn as Vice President and Chief Accounting Officer of the Company, effective immediately. Mr. Washburn has served as the Company's interim Chief Accounting Officer since July 2022 and previously served as the Company's Controller since March of 2018. Prior to this role, Mr. Washburn has served in various accounting positions with the Company for 15 years.
Mr. Washburn will receive an annual base salary of $345,000 and will be eligible to receive an annual cash incentive award with a target amount of 45% of his base salary. In addition, Mr. Washburn will participate in the Company's regular annual equity award process, with a target award of $425,000. As an employee and executive officer of the Company, Mr. Washburn will receive, or continue to receive, certain benefits and perquisites, including medical and dental insurance, life insurance, disability insurance, annual medical physical exams, and is eligible to participate in the Company's defined contribution 401(k) retirement plan and non-qualified deferred compensation plan. Further details concerning the Company's executive compensation program are described in the Company's definitive proxy statement dated April 14, 2022, under the heading "Executive Compensation Program".
In addition, Mr. Washburn and the Company are parties to a change in control agreement substantially similar to agreements with the Company's other officers. In general, the change in control agreement provides that if, in connection with or after a change in control, Mr. Washburn terminates his employment for good reason or if his employment with the Company terminates other than for cause, death, disability or normal retirement, the Company must pay him a separation payment and provide continued group medical coverage at a cost equivalent to a similarly situated active employee for two years, in addition to paying earned salary and vested benefits. The separation payment is an amount equal to the sum of (1) two times the sum of his base salary and a defined target bonus determined in accordance with the terms of the agreement, (2) a pro-rated portion of the defined target bonus based on the days elapsed in that calendar year, and (3) one-twelfth of his base salary if the date of termination is less than 30 days following the notice of termination and his employment is terminated by the Company. If the Company terminates his employment without cause following a potential change in control and if a change in control occurs within 12 months, he will be entitled upon the change of control to the payments that would have been made if he had continued as an executive officer until the change in control, as well as to a payment equal to the value of his equity-based awards that did not vest when his employment was terminated. If, after a change in control, Mr. Washburn terminates employment because he is required to relocate more than 50 miles, but is not otherwise entitled to terminate employment for good reason, then the Company must (1) pay him a reduced separation payment equal to one times his annualized base salary, (2) pay him earned salary and vested benefits, and (3) provide him with continued coverage for one year under the Company's group medical benefit plans. The change in control agreements continue for two years following a change in control that occurs during the term of the agreement. The change in control agreements also provide for a payment equal to one times Mr. Washburn's annual base salary in the event of his death, disability or normal retirement within two years following a change in control.
Mr. Washburn has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he will be selected as an officer of the Company. In addition, there have been no transactions directly or indirectly involving Mr. Washburn that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark H. Kleinman
Mark H. Kleinman
Executive Vice President and General Counsel

Date:	October 21, 2022